UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:       The Legacy Funds, Inc.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP
CODE):      C/O Ingalls & Snyder LLC, 61 Broadway, New York, NY 10006-2802

TELEPHONE NUMBER (INCLUDING AREA CODE):   212-269-7800

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:     Corporation Trust
Center, 1209 Orange Street, Wilmington, DE  19801

REGISTRANT IS FILING A REGISTRATION STATEMENT PURSUANT TO SECTION 8(b) OF THE INVESTMENT COMPANY ACT CONCURRENTLY WITH THE FILING OF FORM N-8A.

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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of New York and the state of New York on the 26 day of July, 1999.



[SEAL]                                       THE LEGACY FUNDS, INC.
                                             ----------------------
                                             (Name of Registrant)




                                             BY /S/ ROBERT E. BELKNAP
                                                -----------------------------
                                                (Name of Director, Trustee or
                                                Officer signing on behalf of
                                                Registrant)



Attest:  /S/ ELIZABETH LARSON
         --------------------
                (Name)

         --------------------
               (Title)